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                     SELLING GROUP AGREEMENT                      EXHIBIT (c)(2)

                AMERICAN GENERAL EQUITY SERVICES CORPORATION AND
                     AMERICAN GENERAL LIFE INSURANCE COMPANY

This Selling Group Agreement ("Agreement") is made among American General Equity Services Corporation (formerly known as Franklin Financial Services Corporation), a registered broker-dealer and the distributor for the variable life insurance policies and/or annuity contracts set forth in Schedule A ("Distributor"),

________________________________________________________________________________
                            ("Selling Group Member")


________________________________________________________________________________
                              ("Associated Agency")


and, as the fourth party, American General Life Insurance Company ("AGL"). Distributor is an affiliate of AGL. Selling Group Member is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the Securities Exchange Act of 1934 ("1934 Act") and under any appropriate regulatory requirements of state law, and is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"), unless Selling Group Member is exempt from the broker-dealer registration requirements of the 1934 Act. Unless exempt, Selling Group Member maintains a level of qualification with the NASD appropriate to enable it to offer and sell the products set forth in Schedule A. Selling Group Member is affiliated with one or more Associated Agencies, which is/are properly licensed under the insurance laws of the state(s) in which Selling Group Member will act under this Agreement. If Selling Group Member utilizes more than one Associated Agency in the conduct of its insurance sales, Selling Group Member shall provide AGL with a written list of all agencies through which it conducts insurance sales. In this case, AGL will accept Associated Agency's signature as Primary Insurance Agency on behalf of all agencies.

This Agreement is for the purpose of providing for the distribution of certain variable life insurance policies and/or annuity contracts set forth in Schedule A and any successor or additional SEC registered insurance products (as discussed in Part (1) "NEW PRODUCTS" of this Agreement) to be issued by AGL and distributed through Distributor through representatives who are state insurance licensed and appointed agents of AGL and associated with Associated Agency and are also NASD registered representatives of Selling Group Member ("Sales Persons"). The policies and/or annuity contracts set forth in Schedule A, along with any successor or additional SEC registered insurance products, are referred to collectively herein as the "Contracts".

In consideration of the mutual promises and covenants contained in this Agreement, AGL and Distributor appoint Selling Group Member and those persons associated with Associated Agency who are NASD registered representatives of Selling Group Member and state insurance licensed agents of AGL to solicit and procure applications for the Contracts. This appointment is not deemed to be exclusive in any manner and only extends to those jurisdictions where the Contracts have been approved for sale. Selling Group Member is authorized to collect the first purchase payment or

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premium (collectively "Premiums") on the Contracts and, unless Selling Group
Member and AGL have otherwise agreed, must remit such premiums in full dollar amount to AGL. Unless Selling Group Member and AGL have otherwise agreed, applications shall be taken only on preprinted application forms supplied by AGL. All completed applications and supporting documents are the sole property of AGL and must be promptly delivered to AGL. All applications are subject to acceptance by AGL at its sole discretion.

(1) NEW PRODUCTS

AGL and Distributor may propose, and AGL may issue additional or successor products, in which event Selling Group Member will be informed of the product and its related concession schedule. If Selling Group Member does not agree to distribute such product(s), it must notify Distributor in writing within 10 days of receipt of the Concession Schedule for such product(s). If Selling Group Member does not indicate disapproval of the new product(s) or the terms contained in the related Concession Schedule, Selling Group Member will be deemed to have thereby agreed to distribute such product(s) and agreed to the related Concession Schedule which shall be attached to and made a part of this Agreement.

(2) SALES PERSONS

Associated Agency is authorized to recommend Sales Persons for appointment by AGL to solicit sales of the Contracts. Associated Agency warrants that all such Sales Persons shall not commence solicitation nor aid, directly or indirectly, in the solicitation of any application for any Contract until that Sales Person is appropriately licensed for such product under applicable insurance laws and is a currently NASD registered representative of Selling Group Member. Associated Agency shall be responsible for all fees required to obtain and/or maintain any licenses or registrations required by state or federal law, for Associated Agency and its Sales Persons. From time to time, AGL will provide Associated Agency and Selling Group Member with information regarding the jurisdictions in which AGL is authorized to solicit applications for the Contracts and any limitations on the availability of such Contracts in any jurisdiction.

(3) SALES MATERIAL

Associated Agency and Selling Group Member shall not utilize in their efforts to market the Contracts, any written brochure, prospectus, descriptive literature, printed and published material, audio-visual material or standard letters unless such material has been provided preprinted by AGL or Distributor or unless AGL and Distributor have provided written approval for the use of such literature. In accordance with the requirements of the laws of the several states, Associated Agency and Selling Group Member shall maintain complete records indicating the manner and extent of distribution of any such solicitation material, shall make such records and files available to staff of AGL and/or Distributor in field inspections and shall make such material available to personnel of state insurance departments, the NASD or other regulatory agencies, including the SEC, which have regulatory authority over AGL or Distributor. Associated Agency and Selling Group Member jointly and severally hold AGL, Distributor and their affiliates harmless from any liability arising from the use of any material which either (a) has not been specifically approved in writing by AGL, or (b) although previously approved, has been disapproved by AGL or Distributor, in writing for further use.

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(4) PROSPECTUSES

Selling Group Member and Associated Agency warrant that solicitation for the sale of SEC registered insurance products will be made by use of a currently effective prospectus, that a prospectus will be delivered concurrently with each sales presentation and that no statements shall be made to a client superseding or controverting any statement made in the prospectus. AGL and Distributor shall furnish Selling Group Member and Associated Agency, at no cost to Selling Group Member or Associated Agency, reasonable quantities of prospectuses to aid in the solicitation of Contracts.

(5) SELLING GROUP MEMBER COMPLIANCE

Selling Group Member shall be solely responsible for the approval of suitability determinations for the purchase of any Contract or the selection of any investment option thereunder, in compliance with federal and state securities laws and shall supervise Associated Agency and Sales Persons in determining client suitability. Selling Group Member shall hold AGL and Distributor harmless from any financial claim resulting from improper suitability decisions.

Selling Group Member will fully comply with the requirements of the NASD and of the 1934 Act and such other applicable federal and state laws and will establish rules, procedures, and supervisory and inspection techniques necessary to diligently supervise the activities of its NASD registered representatives who are state insurance licensed agents or solicitors of AGL, in connection with offers and sales of the Contracts. Such supervision shall include providing, or arranging for, initial and periodic training in knowledge of the Contracts. Upon request by Distributor or AGL, Selling Group Member will furnish appropriate records as are necessary to establish diligent supervision and client suitability.

Selling Group Member shall fully cooperate in any insurance or securities regulatory examination, investigation, or proceeding or any judicial proceeding with respect to AGL, Distributor, Selling Group Member, and Associated Agency and their respective affiliates, agents and representatives to the extent that such examination, investigation, or proceeding arises in connection with the Contracts. Selling Group Member shall immediately notify Distributor if its broker-dealer registration or the registration of any of its Sales Persons is revoked, suspended, or terminated.

(6) ASSOCIATED AGENCY AND SALES PERSON COMPLIANCE

Associated Agency will fully comply with the requirements of state insurance laws and applicable federal laws and will establish rules and procedures necessary to diligently supervise the activities of the Sales Persons. Upon request by Distributor or AGL, Selling Group Member will furnish appropriate records as are necessary to establish such supervision. Associated Agency and Sales Persons shall be responsible for making suitability determinations for the purchase of any Contract or the selection of any investment option thereunder, in compliance with federal and state securities laws.

Associated Agency shall fully cooperate in any insurance or securities regulatory examination, investigation, or proceeding or any judicial proceeding with respect to AGL, Distributor, Selling Group Member, and Associated Agency and their respective affiliates, agents and representatives to the extent that such examination, investigation, or proceeding arises in connection with the Contracts. Associated Agency shall immediately notify Distributor if its insurance license or the license of any of its Sales Persons is revoked, suspended, or terminated.

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(7)  AGL COMPLIANCE

AGL represents that the prospectus(es) and registration statement(s) relating to the Contracts contain no untrue statements of material fact or omission to state a material fact, the omission of which makes any statement contained in the prospectus and registration statement misleading. AGL agrees to indemnify Associated Agency and Selling Group Member from and against any claims, liabilities and expenses which may be incurred by any of those parties under the Securities Act of 1933, the 1934 Act, the Investment Company Act of 1940, common law, or otherwise, and that arises out of a breach of this paragraph.

(8)  COMPENSATION

AGL will remit to Associated Agency compensation as set forth in each Schedule B hereto.

(9)  CUSTOMER SERVICE, COMPLAINTS, AND INDEMNIFICATION

The parties agree that AGL may contact by mail or otherwise, any client, agent, account executive, or employee of Associated Agency or other individual acting in a similar capacity if deemed appropriate by AGL, in the course of normal customer service for existing Contracts, in the investigation of complaints, or as required by law. The parties agree to cooperate fully in the investigation of any complaint.

Selling Group Member, Associated Agency, and Sales Persons agree to hold harmless and indemnify Distributor and AGL against any and all claims, liabilities and expenses incurred by either Distributor or AGL, and arising out of or based upon any alleged or untrue statement of Selling Group Member, Associated Agency or Sales Person other than statements contained in the approved sales material for any Contract, or in the registration statement or prospectus for any Contract.

AGL hereby agrees to indemnify and hold harmless Selling Group Member and each of its employees, controlling persons, officers or directors against any losses, expenses (including reasonable attorneys' fees and court costs), damages or liabilities to which Selling Group Member or such affiliates, controlling persons, officers or directors become subject, under the Securities Act of 1933 or otherwise, insofar as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon AGL's performance, non-performance or breach of this Agreement, or are based upon any untrue statement contained in, or material omission from, the prospectus for any of the Contracts.

(10) FIDELITY BOND

Associated Agency represents that all directors, officers, employees and Sales Persons of Associated Agency licensed pursuant to this Agreement or who have access to funds of AGL are and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement and other defalcation, issued by a reputable bonding company. This bond shall be maintained at Associated Agency's expense. Such bond shall be at least equivalent to the minimal coverage required under the NASD Conduct Rules, and endorsed to extend coverage to life insurance and annuity transactions. Associated Agency acknowledges that AGL may require evidence that such coverage is in force and

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Associated Agency shall promptly give notice to AGL of any notice of cancellation or change of coverage.

Associated Agency assigns any proceeds received from the fidelity bond company to AGL to the extent of AGL's loss due to activities covered by the bond. If there is any deficiency, Associated Agency will promptly pay AGL that amount on demand. Associated Agency indemnifies and holds harmless AGL from any deficiency and from the cost of collection.

(11) LIMITATIONS OF AUTHORITY

The Contract forms are the sole property of AGL. No person other than AGL has the authority to make, alter or discharge any policy, Contract, certificate, supplemental contract or form issued by AGL. No party has the right to waive any provision with respect to any Contract or policy; give or offer to give, on behalf of AGL, any tax or legal advice related to the purchase of a Contract or policy; or make any settlement of any claim or bind AGL or any of its affiliates in any way. No person has the authority to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of AGL.

(12) ARBITRATION

The parties agree that any controversy between or among them arising out of their business or pursuant to this Agreement that cannot be settled by agreement shall be taken to arbitration as set forth herein. Such arbitration will be conducted according to the securities arbitration rules then in effect, of the American Arbitration Association, NASD, or any registered national securities exchange. Arbitration may be initiated by serving or mailing a written notice. The notice must specify which rules will apply to the arbitration. This specification will be binding on all parties.

The arbitrators shall render a written opinion, specifying the factual and legal bases for the award, with a view to effecting the intent of this Agreement. The written opinion shall be signed by a majority of the arbitrators. In rendering the written opinion, the arbitrators shall determine the rights and obligations of the parties according the substantive and procedural laws of the State of Texas. Accordingly, the written opinion of the arbitrators will be determined by the rule of law and not by equity. The decision of the majority of the arbitrators shall be final and binding on the parties and shall be enforced by the courts in Texas.

(13) CONFIDENTIALITY AND PROTECTION OF NONPUBLIC PERSONAL INFORMATION.

         (A)      Confidentiality.
                  ----------------

                  "Confidential Information" of a party shall mean all confidential or proprietary information, including trade secrets, expressions, ideas and business practices of such party in any medium, as well as the terms of this Agreement. For purposes of this Agreement and unless otherwise indicated, reference to each party shall include their affiliates, agents and contractors. All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information, but in no case to a lesser extent than reasonable care under the circumstances requires. No party

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                  shall disclose, publish, release, transfer or otherwise make available Confidential Information of any other party in any form to, or for the use or benefit of, any person or entity without the other parties' consent. Each party shall, however, be permitted to disclose relevant aspects of the other parties' Confidential Information to its officers, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party or parties is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors and employees.

                  The obligations herein shall not restrict any disclosure by any party pursuant to any applicable state or federal laws, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party or parties of such order) and shall not apply with respect to Confidential Information which (1) is developed by the other party independently of the Confidential Information of the disclosing party without violating the disclosing party's proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure),
                  (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into before the effective date of this Agreement, or (5) is rightfully received by a party free of any obligation of confidentiality.

         (B)      Protection of Nonpublic Personal Information.
                  ---------------------------------------------

                  (1)      Definition of Nonpublic Personal Information.
                           ---------------------------------------------

                           Nonpublic personal information of customers or consumers ("NPI") includes, but is not limited to, names, addresses, account balances, account numbers, account activity, social security numbers, taxpayer identification numbers, and sensitive, financial and health information. NPI includes information on each party's forms or in a database of any kind, information created by each party, information collected by or on behalf of a party, and personally identifiable information derived from NPI.

                           There may be instances where each party will have the same NPI that may be subject to different privacy policies and procedures according to the notices provided to the customer or consumer by the respective parties to the Agreement.

                  (2)      Disclosure and Use of NPI.
                           --------------------------

                           All NPI that any party obtains as a result of this relationship shall not be used, disclosed, reused or redisclosed to any third party, except to carry out the purposes for which the information was disclosed. All NPI of the other parties shall be held in confidence to the same extent and in at least the same manner as the holding party protects its own NPI, but in no case in a lesser manner than a reasonable degree of care under the circumstances.

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                           Each party shall be permitted to disclose relevant
                           aspects of the other parties' NPI to its officers, agents, subcontractors and employees only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under the Agreement; provided that such party shall take all reasonable measures to ensure that the NPI of the other party or parties is not disclosed or reproduced in contravention of the provisions of this Agreement by such party's officers, agents, subcontractors and employees.

                           The obligations of this Agreement shall not restrict any disclosure by any party pursuant to any applicable state or federal laws, or by request or order of any court or government agency (provided that the disclosing party shall seek appropriate protections and provide prompt notice to the non-disclosing party or parties in order that any other party will have a reasonable opportunity to oppose the disclosure, request or order).

                           The obligations of this Agreement shall not apply to information which, without breach of obligation of confidentiality: (1) is independently developed by a party; (2) is or becomes publicly known; (3) is already known by such party as evidenced by the written records of such party; or (4) is obtained from an independent source.

                  (3)      Security of NPI.
                           ----------------

                           The parties further agree to establish and maintain policies and procedures designed to ensure the confidentiality and security of NPI. This shall include procedures to protect against any anticipated threats or hazards to the security or integrity of the information and unauthorized access to or use of the information. For reasonable cause, each party may audit the use or disclosure of NPI upon reasonable written notice to the other party. Each party will promptly advise the other parties of any breach of obligations of this Agreement with respect to NPI of which the breaching party is aware.

                  (4)      Other Provisions.
                           -----------------

                           The parties agree that they shall abide by the provisions of the Gramm-Leach-Bliley Act and other applicable privacy laws and regulations and that the obligations described herein shall continue after termination of this Agreement. Any provision in this Agreement or any agreement that is inconsistent with the obligations herein shall be void.

                           This Agreement comprises the entire agreement among the parties concerning NPI. There are no oral or implied promises or other obligations concerning said subject matter that have not been set forth herein. This Agreement may not be modified without a written agreement executed by all parties.

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(14) ANTI-MONEY LAUNDERING COMPLIANCE.

Selling Group Member has established and implemented policies and procedures reasonably designed to discharge its obligations pursuant to applicable federal laws and regulations regarding money laundering, including applicable provisions of U.S. Public Law 107-56, the USA Patriot Act and specifically the regulations of the U.S. Department of the Treasury adopted pursuant to Section 352 of the USA Patriot Act, other applicable regulations of the U.S. Department of the Treasury, and the Executive Orders related to the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC"). Without limitation, the policies and procedures assure:

         (A) That Selling Group Member reasonably believes and believes in fact that all evidence of identity of a purchaser of a Contract furnished in connection with an application for the purchase of such Contract is genuine.

         (B) That Selling Group Member reasonably believes and believes in fact that no premium funds tendered for the purchase of a Contract directly or indirectly are derived from activities that may contravene U.S. federal, state or international laws or regulations.

         (C) That Selling Group Member reasonably believes and believes in fact that no applicant for a Contract ("Applicant"), nor any person controlling, controlled by or under common control with an Applicant, or a person for whom such Applicant is acting as agent or nominee in connection with the acquisition of such Contract, or who will have a beneficial interest in such Contract, is:

                  (1) a country, territory, organization or person or entity named on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, as such list may be amended from time to time;

                  (2) a person or entity that resides or has a place of business in a country or territory named on an OFAC list, or that is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, or whose premium funds tendered for the acquisition of such Contract are transferred from or through any such country or territory;

                  (3) a "foreign shell bank" as such term is described in 31 U.S.C.ss.5318(j) and U.S. Department of the Treasury regulations thereunder;

                  (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the Secretary of the Treasury pursuant to 31 U.S.C.ss.5318A as a "jurisdiction of primary money laundering concern;" or,

                  (5) a "senior foreign political figure," or a "family member" or "close associate" of such a senior foreign political figure within the meaning of the Guidance on Enhanced Scrutiny for Transactions that May Involve the Proceeds of Foreign Official Corruption issued by the U.S. Department of the Treasury or, if Selling Group Member has determined that an applicant or such other person is a "senior foreign political figure," or a "family member" or "close associate" of a senior foreign political figure, the broker dealer has diligently scrutinized the proposed purchase of the Contract by or for the benefit of such person.

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(15) GENERAL PROVISIONS

         (A)      Waiver

                  Failure of any of the parties to promptly insist upon strict compliance with any of the obligations of any other party under this Agreement will not be deemed to constitute a waiver of the right to enforce strict compliance.

         (B)      Independent Contractors

                  Selling Group Member and Associated Agency are independent contractors and not employees or subsidiaries of AGL. Distributor is an affiliate of AGL. Selling Group Member and Associated Agency are not employees or subsidiaries of Distributor.

         (C)      Independent Assignment

                  No assignment of this Agreement or of commissions or other payments under this Agreement shall be valid without prior written consent of AGL and Distributor.

         (D)      Notice

                  Any notice pursuant to this Agreement may be given electronically (other than vocally by telephone) or by mail, postage paid, transmitted to the last address communicated by the receiving party to the other parties to this Agreement.

         (E)      Severability

                  To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner consistent with such law or regulation. The invalidity or illegality of any provisions of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

         (F)      Amendment To Agreement

                  This Agreement may be amended only in writing and signed by all parties.

         (G)      Amendment To Schedule(s)

                  AGL may amend Schedule A and each Schedule B at any time and only in writing. AGL shall promptly deliver such amended Schedules(s) to Selling Group Member. No amendment will impair the right to receive commissions as accrued with respect to Contracts issued and applications procured prior to such amendment.

         (H)      Termination

                  This Agreement may be terminated by any party upon 30 days' prior written notice. It may be terminated, for cause, by any party immediately. Termination of this Agreement shall not impair the right to receive commissions accrued with respect to applications procured prior to the termination except as otherwise specifically provided in Schedule B.

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         (I)      TEXAS LAW

                  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         (J) This Agreement replaces and supersedes any other agreement or understanding related to the Contracts, between or among the parties to this Agreement.

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By signing below, the undersigned agree to have read and be bound by the terms and conditions of this Agreement.

Date: ________________________

SELLING GROUP MEMBER:
                       _________________________________________________________
                       (BROKER-DEALER)                                (Tax ID #)

Address:               _________________________________________________________


                       _________________________________________________________


Signature:             _________________________________________________________


Name & Title:          _________________________________________________________


ASSOCIATED AGENCY:     _________________________________________________________
                       (PRIMARY INSURANCE AGENCY)                     (Tax ID #)


Address:               _________________________________________________________


                       _________________________________________________________


Signature:             _________________________________________________________


Name & Title:          _________________________________________________________


American General Equity Services Corporation (formerly known as Franklin Financial Services Corporation)
#1 Franklin Square
Springfield, Illinois 62713

Signature:             _________________________________________________________


Name & Title:          _________________________________________________________


American General Life Insurance Company
2727-A Allen Parkway
Houston Texas 77019

Signed By:             _________________________________________________________


Name & Title           _________________________________________________________

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